UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2009

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into law. The Act amended Section 172 of the Internal Revenue Code to allow net operating losses realized in either (but not both) tax year 2008 or 2009 to be carried back up to five years (previously limited to a two-year carryback). This change will allow William Lyon Homes (the “Company”) and certain of its subsidiaries to carry back 2009 taxable losses to prior years and receive refunds of previously paid Federal income taxes.

The Act also extended and expanded the current homebuyer tax credit until April 30, 2010. While the ultimate impact of this legislation is not yet determinable, the Company believes that it could have a modest stimulative impact on the demand for new housing.

In light of the new tax legislation, during the three months ended December 31, 2009, the Company expects to record an income tax benefit for the full year 2009 of approximately $80 million to $95 million. The Company anticipates receiving a federal income tax refund for the same amount in the first or second quarter of 2010. The ultimate amount of such refunds realized is dependent on a variety of factors, including the Company’s and its subsidiaries’ actual taxable losses for 2009, which are not yet certain and may vary from current expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated: December 29, 2009	By:	/s/ Colin T. Severn
Colin T. Severn
Vice President Chief Financial Officer Corporate Secretary

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